EXHIBIT 5.2

Conner & Winters, LLP
    4000 One Williams Center | Tulsa, OK 74172-0148
    p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

July 11, 2017

Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Re:	Parker Drilling Company Registration Statement on Form S-3
Ladies and Gentlemen:

We have acted as Oklahoma counsel to Parker Drilling Company, a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule I hereto (the “Oklahoma Guarantors”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S‑3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes a base prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus.

The Registration Statement registers the offering and sale of (i) debt securities of the Company, which may be either senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”), (ii) guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company, including the Oklahoma Guarantors, (iii) shares of the Company’s common stock (the “Common Stock”), (iv) shares of the Company’s preferred stock (the “Preferred Stock”), (v) depositary shares representing fractional interests in shares of the Preferred Stock (the “Depositary Shares”), and (vi) warrants representing rights to purchase the Common Stock, the Preferred Stock, the Debt Securities or the Depositary Shares (the “Warrants”). The Debt Securities, the Guarantees, the Common Stock, the Preferred Stock, the Depositary Shares and the Warrants are collectively referred to herein as the “Securities.”

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles or certificate of incorporation, articles of organization or certificate of limited partnership, as the case may be, and the bylaws, operating agreement or limited partnership agreement, as the case may be, and other constituent documents of each of the Oklahoma Guarantors, (ii) the Registration Statement, (iii) the form of Senior Indenture relating to the Senior Debt Securities filed as an exhibit to the Registration Statement, and (iv) the form of Subordinated Indenture relating to the Subordinated Debt Securities filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Oklahoma Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Oklahoma Guarantors, and

Parker Drilling Company
July 11, 2017

such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, imaged or photostatic copies and the authenticity of the originals of such latter documents.

In connection with this opinion, we have assumed (i) that the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and the Securities will be issued and sold in compliance with applicable federal and state securities laws in the manner described in the Registration Statement, and (ii) the applicable governing body of each Oklahoma Guarantor will have taken all necessary corporate, limited partnership or limited liability company, as applicable, action to authorize each such Oklahoma Guarantor to enter into the Guarantees, and to authorize the terms of the offering and sale of such Guarantees and related matters.

Based on the foregoing and subject to the other qualifications and limitations stated herein, we are of the opinion that:

1.	Each Oklahoma Guarantor is validly existing under the laws of the State of Oklahoma.

2.
Each Oklahoma Guarantor has all necessary corporate, limited partnership or limited liability company, as applicable, power and authority to enter into the Guarantees and to perform its obligations thereunder.

We are members of the bar of the State of Oklahoma. Our opinions expressed above are limited to the laws of the State of Oklahoma, and we do not express any opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Conner & Winters, LLP

SCHEDULE I

Oklahoma Guarantors

Name of Subsidiary	State of Incorporation or Formation	Type of Entity
Pardril, Inc.	Oklahoma	Corporation
Parker Aviation Inc.	Oklahoma	Corporation
Parker Drilling Company of Niger	Oklahoma	Corporation
Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	Corporation
Parker Drilling Company of South America, Inc.	Oklahoma	Corporation
Parker Drilling Offshore USA, L.L.C.	Oklahoma	Limited liability company
Parker Technology, Inc.	Oklahoma	Corporation
Parker Tools, LLC	Oklahoma	Limited liability company
Quail Tools, L.P.	Oklahoma	Limited partnership
Quail USA, LLC	Oklahoma	Limited liability company